Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of March 31, 2025, by and among Mastech Digital Private Limited (“Company”), and Kannan Sugantharaman (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive wishes to enter into the employ of the Company, on the terms and conditions set forth herein; and

WHEREAS, this Agreement is a condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. DEFINITIONS.

1.1. “Affiliate” of any particular Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2. “Cause” shall mean (i) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude or fraud; (ii) Executive’s willful conduct which constitutes personal dishonesty, incompetence, gross negligence or breach of fiduciary duty involving personal profit, theft or deceit, which in each instance brings the Company or any Company Affiliate into public disgrace or disrepute and that is materially injurious to the business or reputation of the Company or any Company Affiliate; (iii) the substantial or continued unwillingness of Executive to perform duties as reasonably directed by the Company’s board of directors, provide that Executive has been given reasonable written notice and explanation by the Company’s board of directors of any such failure to perform and reasonable opportunity to cure such failure to perform, and no such cure has been effected within a reasonable time after notice; (iv) harassment of any kind, including sexual harassment, committed against any person (including a third party) in the course of employment, at the Company’s workplace, or during any online interaction through virtual means of communication. For this purpose, ‘sexual harassment’ shall have the same meaning as is ascribed to it under the Sexual Harassment of Women at Workplace (Prevention, Prohibition and Redressal) Act 2013; (v) personal or professional details and information provided by the Executive to the Company at any time, having been found to be untrue, fabricated, or deficient; (vi) Executive’s disqualification under any contractual obligations or under any applicable laws, regulatory orders, or professional regulations, to hold the Executive’s position at the Company, or to attend, discharge or fulfil the duties and obligations assigned by the Company; (vii) any material breach by Executive of Paragraphs 5 or 6 of this Agreement, or Executive’s breach of obligations pursuant to the Confidential Information and Intellectual Property Protection Agreement; or (viii) any facts, events or circumstances that would constitute “Cause” under any other written agreement between Executive, on the one hand, and the Company or any Company Affiliate, on the other hand.

1.3. “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or similar form of corporate transaction, involving the Company or any of its subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or (ii) the complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of the Company immediately prior to such sale or disposition.

1.4. “Company Affiliate(s)” means any Affiliate of the Company.

1.5. “Company Employee(s)” means any individual who is, as of the Termination Date, or was, within the three (3) months prior to the Termination Date, a director, officer or employee of the Company or any Company Affiliate.

1.6. “Competitor(s)” means any undertaking, Person or entity engaged in, or about to become engaged in (as evidenced by announcements or contemporaneous written records), the Restricted Business, either in whole or substantially in part.

1.7. “Confidential Information” means and includes information which is confidential and proprietary to the Company or Company Affiliate(s) and disclosed to or obtained by the Executive from the Company and / or such third parties, whether (without limitation) in graphic, written, electronic or machine readable form on any media or orally and whether or not the information is expressly stated to be confidential or marked as such and includes, but is not limited to, information of value or significance to the Company or the Company Affiliate(s) such as:

(i)	intellectual property and trade secrets including information relating thereto or any part thereof;

(ii)

data of past, present Customer / agent / licensee (whether in India or abroad) of the Company including their names and the names of their directors, officers and employees and their respective addresses, sales figures, and sales conditions of Company;

(iii)	technological data used in conducting the business, including details as to the procedures and strategies, the fees, discounts, commissions, and other credits of the Company;

(iv)	business data, including data relating to new products, projects, services, promotion campaigns, plans for future development, pricing agreements and joint ventures in which the Company is involved;

(v)	all data in respect of executives of the Company i.e., details of compensation including but not limited to employee stock options, performance-based incentives and benefits and commission;

(vi)	research and development data relating to the business;

(vii)	financial data, in particular, concerning budgets, the fees and revenue calculations, costs, financial statements, costing, profits, profit margins, profit expectations and inventories of the Company;

(viii)	information received by the Company from third parties under obligation of confidentiality;

(ix)	any information derived from any of the above; or

(x)	any copies of the abovementioned information;

but does not include information that is part of public knowledge prior to or after the time of the disclosure (provided it was not made available to the public as result of a prohibited disclosure).

1.8. “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is or should reasonably be known to Executive as a result of Executive’s access to the Company’s and Company Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company or any Company Affiliate has contracted or negotiated during Executive’s employment (or following Executive’s termination of employment, during the one (1) year period preceding such termination); or (iii) who is or becomes a prospective client, customer or acquisition candidate of the Company or any Company Affiliate during the period of Executive’s employment.

1.9. “Good Reason” shall mean, without the written consent of Executive, (i) a material diminution of Executive’s job responsibilities, Executive’s reporting relationship to the Company’s board of directors, or Executive no longer holding the title of Chief Operations Officer of the Company; or (B) Executive’s responsibilities, as a result of such Change of Control or corporate transaction, become that of executive-level management of a business unit, division, subsidiary or other Affiliate of the acquiring or surviving company or one of its Affiliates; (ii) a reduction in Executive’s fixed salary or failure to pay Executive any compensation or benefits to which Executive is entitled within ten (10) days of the due date, unless any such reduction is part of and proportionate to a reduction in fixed compensation for all similarly-situated employees of the Company in general, which reduction has been authorized by a majority of the Board; (iii) an uncured material breach by the Company of this Agreement or any other agreement between Executive and the Company; and (iv) the insolvency or filing (by any party, including the Company) of a petition for bankruptcy of the Company and (v) the Company requiring Executive to be based at any place outside of Chennai, India, except for reasonably required travel on the Company’s business;. Notwithstanding the foregoing, Good Reason shall not be deemed to exist, and Executive shall not be permitted to terminate employment for Good Reason, unless and until (x) Executive has provided written notice of termination detailing the specific grounds purportedly giving rise to the basis for Good Reason (or, for purposes of clause (iii), the purported material breach of this Agreement or other applicable agreement) not later than sixty (60) days after the time at which the event or condition purportedly giving rise to the basis for Good Reason first occurs or arises; and (y) the Company has had thirty (30) days from the date of such written notice to cure such event or condition, as determined by Company in its reasonable and good-faith discretion.

1.10. “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental authority.

1.11. “Restricted Business” means the business of offering data and analytics solutions and information technology staffing services for both digital and mainstream technologies, digital engineering services, artificial intelligence services and generative artificial intelligence services, along with any business which provides, engages in, produces or sells and products or services which are the same or substantially similar to the products and services provided, produced or sold by the Company or any Company Affiliate during the Term of Employment.

1.12. “Restricted Geography” means India.

1.13. “Restricted Non-Compete Period” means the period of twelve (12) months immediately following the Termination Date; provided, that If Executive violates the provisions of Paragraph 5, the Restricted Non-Compete Period shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

1.14. “Restricted Non-Solicitation Period” means the period of twenty-four (24) months immediately following the Termination Date; provided, that If Executive violates the provisions of Paragraph 5, the Restricted Non-Solicitation Period shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

1.15. “Termination Date” means the date Executive’s employment with the Company is terminated for any reason.

2. EMPLOYMENT.

2.1. TERM OF EMPLOYMENT. Executive’s employment under this Agreement shall commence on a date to be mutually agreed by the parties, but in no event later than April 15, 2025 (such date, as set forth on the signature page hereto, the “Effective Date”) and shall continue until the date that is the fourth-year anniversary of the Effective Date (unless terminated as provided under Paragraph 7), provided that thereafter this Agreement shall be automatically renewed for successive periods of one year, unless Executive or the Company shall give the other party not less than sixty (60) days’ written notice of non-renewal (the “Term of Employment”). Notwithstanding the foregoing, Executive acknowledges and agrees that Executive continued employment by the Company for any specified or intended term is not guaranteed, and that his employment and this Agreement may be terminated by the Company at any time, subject to applicable notice period being complied with.

2.2 TITLES AND DUTIES. Subject to the terms and provisions set forth in this Agreement, during the Term of Employment, Executive shall be employed as the Chief Operations Officer of the Company and in such other positions with the Company and any one or more India Company Affiliates (for no additional compensation) as may be determined by the Company’s board of directors or its designee from time to time. Executive shall report in such capacity to the Company’s Chief Executive Officer. Except as otherwise agreed to in advance, and in writing, by the Company, all services performed by the Executive under this Agreement shall be performed outside the United States. Executive agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s reasonable best efforts to advance the business and goodwill of the Company. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of the Company, and to comply with all rules, regulations and procedures of the Company. During the Term of Employment, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity or Person, serve on any board of directors or trustees of any other Person or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other Person, without the prior written approval of the Chief Executive Officer, which approval shall not be unreasonably withheld, delayed or conditioned. In addition to Executive’s duties and responsibilities under this Agreement, Executive may be required to perform services for Mastech Digital, Inc., a separate but affiliated entity of the Company. Executive acknowledges and agrees that any services performed for Mastech Digital, Inc. shall be governed by a separate and distinct employment agreement and the agreements shall be considered independent and severable contracts. The terms, conditions, rights, and obligations set forth in this Agreement shall not apply to Executive’s employment with Mastech Digital. Any compensation, benefits, or other remuneration provided to Executive for services performed for Mastech Digital, Inc. shall be separate and distinct from the compensation and benefits provided under this Agreement.

3. COMPENSATION AND OTHER BENEFITS.

3.1. Executive’s compensation as of the Effective Date is set forth on Schedule A hereto. Said compensation is subject to being reviewed annually by the Company’s board of directors. Any changes to compensation will be set forth in a revised Schedule A. It is clarified that all payments made to the Executive shall be subject to deduction of tax at source and social security contribution, as applicable from time to time under the laws of India. It is further clarified that the responsibility for making the requisite income tax filings and responding to any queries and questions from the Indian tax authorities shall vest solely with the Executive, and the Company will not be responsible for any tax filings in respect of the Executive’s income in India or elsewhere.

3.2. ANNUAL BONUS. During the Term of Employment, Executive shall be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Company’s board of directors. Executive’s annual target bonus shall be set forth on the most recently issued Schedule A.

3.3. BENEFIT PLANS. During the Term of Employment, Executive shall be eligible to participate in and be covered on the same basis as other executives of the Company, under all employee benefit plans and programs maintained by the Company at any time or from time to time in accordance with the terms of the Company’s applicable benefit plans and policies, which are controlling.

3.4. EXPENSES. During the Term of Employment, the Company shall pay or reimburse Executive for all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder in accordance with the Company’s standard policies and practices as in effect from time to time. For the avoidance of doubt, under the terms of the Company’s travel policy (as currently in effect), Executive is eligible to be reimbursed for the cost of business-class airfare on any international flights, or first-class airfare on any domestic flights, he takes when travelling in connection with the performance of his duties hereunder.

3.5. INDEMNIFICATION. Both during the Term of Employment and for a period of two years thereafter, unless otherwise required by applicable law, the Company may not change or amend the indemnification provisions in its governing documents if such change or amendment reduces the Company’s indemnification available to Executive; provided, however, that the Company may effectuate any such change or amendment if the Company agrees to enter into a separate agreement with Executive to provide Executive with the same level of indemnification as in effect prior to such change or amendment.

4. POLICIES AND PRACTICES. Executive agrees to abide by all rules, regulations, policies, practices and procedures of the Company (as amended from time to time), of which he shall be given notice by the Company. The Executive will be eligible for leaves which shall be in accordance with the Company’s policy in this regard, as may be amended from time to time. Without limiting the generality of the foregoing, all compensation shall be subject to any forfeiture or clawback policy established by the Company or the Board generally for senior executives from time to time and any other such policy required by applicable law.

5. RESTRICTIVE COVENANTS. In order to protect the business interests and goodwill of the Company and the Company Affiliates, Executive covenants and agrees that:

5.1. during the Term of Employment and, in the event Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, also the during the Restricted Non-Compete Period, Executive shall not, either on Executive’s own account or for or in association with any other Person, directly or indirectly, be employed by, involved in or with or engaged in or with, in any way (including, without limitation, as an employee, officer, director, contractor, consultant, member, trustee, partner, shareholder, lender or owner), any Competitor operating within the Restricted Geography with respect to the Restricted Business;

5.2. during the Term of Employment and during the Restricted Non-Solicitation Period, Executive shall not, either on Executive’s own account or for or in association with any other Person, directly or indirectly, (i) canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in relation to the Restricted Business or any Competitor; (ii) induce any Customer to cease, reduce or otherwise limit or interfere with any Customer’s business with the Company or any Company Affiliate or adversely vary the terms upon which any Customer’s business is conducted with the Company or with any Company Affiliate; or (iii) do business with or for any Customer in relation to the Restricted Business;

5.3. during the Term of Employment and during the Restricted Non-Solicitation Period, Executive shall not, either on Executive’s own account or for or in association with any other Person, directly or indirectly, (i) solicit or endeavor to entice away any Company Employee; (ii) induce or attempt to induce any Company Employee to breach any contract of employment with the Company (or any Company Affiliate) or to terminate the Company Employee’s employment relationship with the Company of any Company Affiliate; (iii) induce or attempt to induce any Company Employee to do anything which Executive is restricted from doing under the terms of this Agreement or (iv) recruit, hire or employ or aid others to recruit, hire or employ any Company Employee; provided that any subsequent employer of Executive shall not be prohibited, during the Restricted Non-Solicitation Period, from making general solicitations for employment or from engaging search or recruiting firms that are not instructed to target Company Employees, or from hiring any individual responding to such general solicitations or search or recruiting firms; and

5.4. during the Term of Employment and after the Termination Date, Executive shall not make any disparaging, untrue, negative, derogatory or defamatory remarks concerning the Company (or any Company Affiliate) or its (or their respective) officers, managers, members, partners, equityholders, directors, or employees, reputations, or business practices at any time. For avoidance of doubt, nothing in this provision is intended to prevent or inhibit lawful competition, the provision of truthful testimony as required by court order or other legal process, or participating in good faith in any investigation by an administrative agency or governmental agency.

Executive covenants and agrees that the terms of this Paragraph 5 are fair, reasonable in scope given the highly competitive and global business in which the Company and the Company Affiliates are engaged and given Executive’s high-level role within the Company and Company Affiliates, and necessary to protect the Company’s and the Company Affiliates’ legitimate interests, including, without limitation, the protection of Confidential Information, relationships with and investments in Customers, goodwill and the training and education provided to employees. Executive further acknowledges that the Company would not have entered into this Agreement with Executive or provided the consideration herein without Executive’s agreement to the obligations in this Agreement, specifically including the obligations in this Paragraph 5. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and the Company Affiliates because of the scope of the Company’s and the Company Affiliates’ businesses.

Executive agrees that if any one or more of the terms, provisions, covenants or restrictions in this Paragraph 5 shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable in whole or in part, the remainder of the terms, provisions, covenants and restrictions in this Paragraph 5 shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and that any such court ruling shall not affect the enforcement of this Agreement in any other jurisdiction. Executive further agrees that if any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be reformed and revised to the extent necessary to protect the applicable legitimate business interests of the Company and the Company Affiliates, or otherwise construed and enforced to the maximum extent compatible with applicable law.

Executive acknowledges that the offer of employment by the Company, or any other consideration offered for signing this Agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 5, and that each Company Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an employment agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with the Company.

6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive covenants and agrees during the Term of Employment and after the Termination Date, not to communicate or divulge to any Person, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Executive may disclose such Confidential Information to a Person who needs to know such Confidential Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Appendix B and incorporated as though fully set forth herein.

7. TERMINATION. The Term of Employment under this Agreement may be terminated by either party with or without Cause or for any or no reason. Upon the occurrence of the Termination Date, Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and all Company Affiliates (and this Agreement shall act as notice of resignation by Executive without any further action required by Executive). Except as specifically provided in this Paragraph 7, all other rights Executive may have to compensation and benefits from the Company or any Company Affiliate shall terminate immediately upon the Termination Date. Any termination of Executive by the Company shall be effective by vote of the majority of the Board (excluding Executive).

7.1. TERMINATION FOR CAUSE. Executive may be terminated from employment by the Company with Cause. If Executive is terminated with Cause, the Company may immediately terminate the employment of Executive and Executive shall only be entitled to his wages and benefits (excluding stock options and other equity awards) earned through the Termination Date (the “Accrued Obligations”). For the avoidance of doubt, all vested and unvested stock options and other unvested equity awards held by Executive on the Termination Date shall be forfeited on the Termination Date if Executive is terminated from employment by the Company with Cause. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 5, 6 and 7, if Executive is terminated with Cause.

7.2. RESIGNATION WITHOUT GOOD REASON . Upon ninety (90) days prior written notice to the Company, Executive shall have the right to resign from the Company’s employment hereunder without Good Reason. The Company may at its sole discretion waive such notice requirement, partly or in full and shall pay to the Executive his fixed salary for the notice period served and / or waived off, as the case maybe. However, if the Executive chooses to resign from the services of the Company and does not intend to serve the notice period provided herein, the Company may: (i) deduct a sum equal to the fixed salary payable for the shortfall in the period of notice, from the full and final settlement amount payable to the Executive in accordance with this Employment Agreement and the applicable laws; and / or (ii) exercise the right to initiate appropriate legal proceedings against the Executive for such contractual breach and seek relief as may be appropriate. For the avoidance of doubt, all unvested stock options and other unvested equity awards held by Executive on the Termination Date shall be forfeited on the Termination Date if Executive resigns from his employment hereunder without Good Reason.

7.3. TERMINATION DUE TO DEATH. In the event of Executive’s death during the Term of Employment, Executive’s employment hereunder shall be terminated and the Executive’s legal heirs / nominees shall be entitled to receive any Accrued Obligations earned through the Termination Date.

7.4. TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON OTHER THAN WITHIN 12 MONTHS AFTER A CHANGE OF CONTROL. The Company may terminate Executive’s employment without Cause at any time and Executive may terminate his employment for Good Reason. If, during the Term of Employment, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (in either case, other than within 12 months after a Change of Control), Executive will be entitled to the following:

(a) The Accrued Obligations earned through the Termination Date;

(b) Six (6) months of Executive’s then current monthly base salary, as set forth in Schedule A, divided into equal installments and paid on the Company’s regular payroll dates over a period of six (6) months commencing with the first regular payroll date occurring on or after the date the Release described below becomes irrevocable and with the remaining installments paid on succeeding regular payroll dates during such six (6) month period until paid in full (the payments under this Paragraph 7.4(b) being referred to in the aggregate as the “Severance Payments”);

(c) A pro-rated portion of Executive’s annual performance-based cash bonus for the year in which the Termination Date occurs, in an amount equal to (i) the target amount for such calendar year, multiplied by the percentage of the target amount actually achieved during such year, multiplied by (ii) a fraction, the numerator of which is the number of days of such year from January 1 of such year through the Termination Date, and the denominator of which is the total number of days in such year, with such pro-rated bonus payment payable as soon as reasonably practicable following the completion of the Company’s year-end audit for such year (the payment under this Paragraph 7.4(c) being referred to as the “Pro-Rated Bonus Payment”);

Executive further acknowledges that Company’s obligations under this Paragraph 7.4 are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against the Company in a form similar to the one attached hereto as Appendix C (or such other form acceptable to the Company) (the “Release”), and the Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The Severance Payments will commence no later than thirty (30) days after the Release becomes effective (such commencement or payment date being referred to as the “Severance Commencement Date”). Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Commencement Date shall be no earlier than the first day of such later calendar year.

For the avoidance of doubt, all unvested stock options and other unvested equity awards held by Executive on the Termination Date shall be forfeited on the Termination Date if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason.

7.5. TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON WITHIN 12 MONTHS AFTER A CHANGE OF CONTROL. The Company may terminate Executive’s employment without Cause at any time and Executive may terminate his employment for Good Reason. If, during the Term of Employment, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (in either case, on the date of the consummation of a Change of Control or within 12 months after a Change of Control), Executive will be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Paragraph 7.4:

(a) The Accrued Obligations earned through the Termination Date;

(b) The Severance Payments on the terms and conditions described in Paragraph 7.4(b);

(c) The Pro-Rated Bonus Payment on the terms and conditions described in Paragraph 7.4(c);

Executive further acknowledges that the Company’s obligations under this Paragraph 7.5 are contingent upon and subject to Executive’s signing (and not revoking) the Release, and such Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The Severance Payment will commence no later than thirty (30) days after the Release becomes effective. Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payment Date shall be no earlier than the first day of such later calendar year.

7.6. SEVERANCE POLICY. Executive shall not be eligible to participate in any generally-applicable severance policy maintained by the Company or any Company Affiliate (“Severance Policy”).

7.7. VIOLATION OF RESTRICTIVE COVENANTS. Without limiting the Company’s remedies as set forth in Paragraph 5, upon Executive’s breach of any restrictions set forth in Paragraph 5, the Company will have no obligation to continue to pay or provide any of the amounts or benefits under this Paragraph 7 other than the Accrued Obligations.

8. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such income taxes it determines may be appropriate.

9. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to the Company and the Company Affiliates, the amount of which will be extremely difficult to ascertain, and that the Company and the Company Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company and the Company Affiliates shall have the right to seek such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company or any Company Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies the Company or any Company Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by the Company or any Company Affiliate which enforces the Company’s or any Company Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the United States or any other country in the world where the Company or any Company Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment. Executive agrees that the Company (and any Company Affiliate) may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and seek the recoupment of any payments already made under this Agreement.

10. DATA PROTECTION: In accordance with the prevailing data protection laws in force, the Executive hereby provides his consent to the Company to collect, hold, record, process, use, disclose, share and transfer to third parties and Company Affiliates (whether within India or outside), personal data such as residence address, telephone number, photograph, educational qualification, details of relatives, all employment related and compensation related information, government issued identification and related information (“Personal Data”) and any sensitive personal data or information i.e. passwords, financial information, sexual orientation, physical / mental health condition, medical records or biometric information (“SPDI”), relating to the Executive held either electronically or manually, and / or collected during the course of his employment or at the time of his appointment, for the purpose of the administration and management of its employees, its business and for compliance with applicable procedures, laws and regulations. Further, all Personal Data and SPDI collected / provided by the Executive at the time of appointment or in the course of his employment with the Company, will be handled in accordance with the applicable laws and Company’s policy in this regard. Further, the Executive agrees to intimate the Company of any change in his personal data and / or SPDI within 7 (seven) days of such change.

11. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by both the parties.. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

12. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company and the Company Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with the Company or the Company Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company or any Company Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company or any Company Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

13. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

14. ENTIRE AGREEMENT. This Agreement, along with the Confidential Information and Intellectual Property Protection Agreement and the Non-Qualified Stock Option Agreement, supersedes all prior agreements, written or oral, between the Company and any Company Affiliate, on the one hand, and Executive, on the other hand, concerning the subject matter hereof and thereof.

15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with the Company for any reason.

16. PRIOR EMPLOYMENT; FUTURE EMPLOYMENT. Executive has disclosed any and all prior agreements which may limit in any way Executive’s ability to work for or provide services to the Company and/or any Company Affiliate in any capacity. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements

17. CHOICE OF LAW, JURISDICTION AND VENUE. The validity, construction and performance of this Employment Agreement shall be governed by laws of India. This Employment Agreement shall subject to the exclusive jurisdiction of the competent courts at Chennai, India.

18. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, permitted assigns, heirs and legal representatives of the parties hereto. The Company and each Company Affiliate shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or such Company Affiliate would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Paragraph, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to the Company is an intended third-party beneficiary of this Agreement. Executive may not assign any of his rights under this Agreement or delegate any of his duties under this Agreement.

19. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

to the Company at:	3302 & 4301, 3rd Floor,
Tower 3 & 4,
Sector 132,
Expressway NOIDA
UP - 201301

to Executive at:	Flat I 41, The Nest, Chaitanya Apts, 9, Ratna Nagar, Ganesapuram, Teynampet, Chennai – 600018, India

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) business days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) business days from the day of the resumption of normal mail service.

20. CONTINUED ASSISTANCE IN LITIGATION AND OTHER PROCEEDINGS: The Executive shall upon reasonable notice, furnish such information that the Executive may be privy to and render such assistance and cooperation to the Company as it may reasonably require in connection with any litigation or other proceedings in which it is, or may become, a party either during the Executive’s employment or thereafter, such litigation or proceedings having arisen out of any matter to which the Executive has been privy to.

21. COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts (including by facsimile, “.pdf”, DocuSign or other similar electronic transmission), each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. Each party hereto agrees that he or it has had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against any party hereto.

24. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and each of the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY:

MASTECH DIGITAL PRIVATE LIMITED

By:	/s/ Nirav Patel
Name:	Nirav Patel
Its:	President and CEO

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

EXECUTIVE:

By:	/s/ Kannan Sugantharaman

Kannan Sugantharaman

Dated:	March 31, 2025

Effective Date: April 14, 2025

Schedule A

This Schedule A is issued pursuant to that certain Executive Employment Agreement, made as of March 31, 2025 (the “Agreement”), by and between Mastech Digital Private Limited (“Company”), and Kannan Sugantharaman (“Executive”). This Schedule A is incorporated into and shall be governed by the terms and conditions of, the Agreement.

This Schedule A is effective as of the Effective Date and is intended to replace any previously issued Schedule A issued pursuant to the Agreement. Capitalized terms used but not defined in this Schedule A shall have the meanings ascribed to them in the Agreement.

1. Fixed Salary: 1.5 Cr INR per year, commencing as of the Effective Date, and payable in twelve equal monthly installments in accordance with the Company’s payroll policies.

2. Bonus: Effective as of the Effective Date, Executive will be entitled to an annual performance-based cash bonus of 67 Lakhs INR, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to Executive by the Company’s board of directors on an annual basis. The targets for the 2025 calendar year shall not be determined prior to the sixtieth (60th) following the Effective Date. Should Executive or, to the extent applicable, the Company, fail to achieve the target amount for the performance measures set by the Company’s board of directors, Executive’s annual performance-based bonus, if any, shall be based upon the Company’s board of directors’ evaluation of the percentage of the target amount achieved during the year. Conversely, should Executive or, to the extent applicable, the Company, exceed the target amount for the performance measures set by the Company’s board of directors, Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon the Company’s board of directors’ evaluation of the percentage of the over-achievement of such target amount(s).

All bonuses will be paid following the completion of the Company’s year-end audit and shall be conditioned upon Executive’s continuous employment with the Company through such date of payment. Except as otherwise expressly set forth in this Agreement, if Executive is not employed by the Company on the date of the applicable bonus payment, whether due to the Company terminating Executive’s employment with or without Cause or Executive terminating his employment with or without Good Reason, Executive will not be eligible for such bonus.

[Signature page follows.]

COMPANY:

MASTECH DIGITALPRIVATE LIMITED

By:	/s/ Nirav Patel
Name:	Nirav Patel
Designation: President and CEO

EXECUTIVE:

By:	/s/ Kannan Sugantharaman

Kannan Sugantharaman

Dated:	March 31, 2025

Appendix B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

PROTECTION AGREEMENT

This Agreement is made and entered into to be effective as of the date set forth below, by and between Mastech Digital Private Limited, an India corporation, (hereinafter called “the Company”) and the undersigned employee _______________________, (hereinafter called “Employee”).

WITNESSETH:

WHEREAS, Employee has been or will be employed by the Company in a capacity such that, in the performance of Employee’s duties, Employee may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its joint ventures, affiliated companies or its clients) and Employee may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its affiliated companies or joint ventures); and

WHEREAS, it is the understanding between the Company and Employee that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ Employee and the fees paid to Employee by the Company during Employee’s employment by the Company, Employee agrees as follows:

Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Employee’s employment by the Company shall be deemed to have been to be works prepared by Employee within the scope of Employee’s employment by the Company and, as such, shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

Employee shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Employee, solely or with others, during Employee’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Employee may do for or on behalf of the Company or relates in any way to the Company’s products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee’s employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

At the request of the Company, either during or after termination of Employee’s employment by the Company, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Employee shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

Employee shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Employee, which Employee may acquire or develop or which Employee may observe in the course of Employee’s employment by the Company and which at the time of disclosure is not previously known by Employee and not known or used by others in the trade generally, and Employee shall not disclose, publish or otherwise use, either during or after termination of Employee’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s services, products, processes or techniques relating to its business or that of any of the Company’s clients, whether or not copyrighted, patented or patentable. As used in this Agreement, “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a “Trade Secret” pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by Pennsylvania).

Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Employee agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

Employee shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Employee (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Employee shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Employee with the Company. The Company may utilize any portion of Employee’s Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

EMPLOYEE:

Signature

Date:

Appendix C

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Mastech Digital Private Limited (“Company”) employed _________ (“Executive”); and

WHEREAS, Company and Executive wish to resolve any and all matters between them relating to Executive’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Confidential Separation Agreement and General Release (“Release”) will resolve, finally and completely, any and all possible claims and disputes between Company and Executive arising from such employment and the termination of that employment and, accordingly, Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Executive’s employment with the Company terminated _______________ (the “Termination Date”).

2. (a) Except as provided in Paragraph 2(b) below, Executive shall have no further right to any salary or Executive benefits provided by the Company or any other Executive benefit plans of the Company. Executive agrees that the provisions of this Release and the payments under this Release do not extend Executive’s service or increase any amounts due him under the benefit plans of the Company.

(b) In exchange for execution of this Release within thirty days following the Termination Date, the Company will:

(1) pay to Executive ______________________, less withholdings and deductions required by law. This amount will be paid by Company to Executive pursuant to the terms of Executive’s Employment Agreement effective ____________, such amount payable in the event of a termination of Executive’s employment other than for cause, on the dates and in the form specified in the Employment Agreement, specifically in ___ equal installments of ______, less required withholding and deductions. The payments will commence with the first regular payroll date occurring on or after the sixtieth (60th) day following Executive’s termination date, together with a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between the termination date and such initial payment date, and the remaining installments paid on succeeding regular payroll dates during such Severance Period until paid in full. Executive agrees and acknowledges that he is not entitled to payment of any severance pay under the Company’s generally applicable severance pay policy (“Severance Policy”). To the extent the payments to be received by Executive during the first six (6) months after termination of employment, together with all other taxable payments received during that six (6)-month period (determined under Internal Revenue Code §409A and including the payments under this Agreement if required), exceeds the maximum amount permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess payments shall be aggregated and paid instead in a single lump sum on the first business day after the end of the six (6)-month period;

(2) Continued coverage under Company’s Executive benefit plans (other than 401(k) or pension benefit coverage) after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new Company);

(3) Following the cessation of coverage under the Company’s group health (medical, dental, vision) plans under (3) above, Executive shall be entitled to continue his coverage and coverage for any eligible qualified beneficiary under Company’s group health plans in accordance with and for as long as required under the federal “COBRA” requirements (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). Any period of post-termination coverage under (3) above shall not be considered as part of the COBRA continued coverage period; and

(4) For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries during the first six (6) months after Executive’s termination of employment, Executive shall receive a monthly payment at the same time as the payments set forth in subparagraph (1), above, less appropriate withholding, pursuant to the Company’s regular schedule and payroll practices, in an amount equal to the excess of the Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active Executive of the Company.

Company and Executive agree and acknowledge that the foregoing amounts and benefits exceed any payments to which Executive might otherwise be entitled under existing Company policies or practices in the absence of execution of this Release.

(c) Included as part of Executive’s final salary payment is a lump sum payment equal to the amount of accrued and unused vacation that Executive is entitled to receive under the Company’s existing policies. Upon the termination of his employment, Executive will receive payment for accrued and unused vacation and personal days regardless of execution of the Release.

3. This Release shall not constitute or be construed as an admission of any liability or wrongdoing by the Company. Executive expressly understands and agrees that by entering into this Release, Company in no way is admitting to having violated any of Executive’s rights or to having violated any of the duties or obligations owed Executive or to having engaged in any conduct in violation of the law. Company, in fact, affirmatively states that it treated Executive in full accord with the law at all times. Further, Executive understands and agrees that the Company will not be obligated in any way to provide him with future employment and Executive agrees not to seek any such employment or reemployment.

4. Executive, on behalf of himself, his heirs, representatives, estates, dependents, executors, administrators, successors and assigns, hereby voluntarily, expressly, irrevocably and unconditionally releases and forever discharges the Company and its parents, subsidiaries, related companies, predecessors, affiliates, successors and assigns, and its and their respective benefits plans, and their past, present and future officers, directors, trustees, administrators, agents, attorneys, employees, and representatives, as well as the heirs, successors or assigns of any of such persons or such entities (severally and collectively called “Releasees”), jointly and individually, from any and all manner of suits, actions, causes of action, demands, damages and claims, known and unknown, that Executive has or ever had or which he may have against any of the Releasees for any acts, practices or events up to and including the date he executes this Release, and the continuing effects thereof, it being the intention of Executive to effect a general release of all such claims. By executing this Release, Executive understands that he is releasing any and all claims under any possible legal, equitable, contract, tort or statutory theory, including but not limited to: (i) any and all claims arising from or relating to Executive’s employment with the Company and/or his termination from employment with the Company including, but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims for wrongful discharge, defamation, slander, invasion of privacy, violation of public policy, retaliation, intentional or negligent infliction of emotional distress or any other personal injury; (ii) any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever; (iii) any and all claims arising under federal, state, or local constitutions, laws, rules, regulations or common law prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Pennsylvania Human Rights Act, the Americans With Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, Section 1981, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 and/or under any other federal, state, or local human rights, civil rights, or employment discrimination statutes, ordinances, rules or regulations; and (iv) any and all other claims of any kind whatsoever that Executive has or may have against Releasees up to and including the Date he executes this Release. Notwithstanding anything in this Release to the contrary, Executive is not waiving any rights that, under the law, cannot be waived (including any rights to challenge the validity of this Release).

5. Executive specifically releases all Releasees from any and all claims or causes of action for the fees, costs, expenses and interest of any and all attorneys who have at any time or are now representing Executive in connection with this Release and/or in connection with any matters released in this Release.

6. Executive acknowledges that he has been given the opportunity to consider this Release for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney prior to signing this Release. Executive further acknowledges that he has had a full and fair opportunity to confer with an attorney, that he has carefully read and fully understands all of the provisions of the Release, and that he has executed it of his own free will, act and deed without coercion and with knowledge of the nature and consequences thereof. If Executive executes this Release in less than twenty-one (21) days, he acknowledges that he has thereby waived his right to the full twenty-one (21) day period. For a period of seven (7) calendar days following the execution of this Release, Executive may revoke this Release by delivery of a written notice revoking the same within that seven (7) day period to the Company. This Release shall not become effective or enforceable until said seven (7) day revocation period has expired. The date of expiration of such revocation period is referred to herein as the Effective Date. Company shall have no obligation to pay any sums under paragraph 2(b) of this Release until eight (8) days after receipt of a fully executed copy of the Release.

7. Executive acknowledges that he was provided with, received, used and was exposed to confidential proprietary information and trade secrets relating to the Company (hereinafter referred to as “Trade Secrets and/or Confidential Information”). Executive agrees that the Company has a substantial business interest in the protection of its Trade Secrets and/or Confidential Information from disclosure and/or misuse and that the Company has a substantial business interest in the covenants set forth below. Executive, therefore, covenants and agrees that he shall not, without the written consent of a duly authorized executive officer of the Company, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets and/or Confidential Information of the Company for so long as the pertinent information or documentation remain Trade Secrets and/or Confidential Information; provided, however, that for purposes of this Release, Trade Secrets and/or Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Executive acknowledges and agrees that the ascertainment of damages in the event of his breach or violation of the restrictions set forth in Paragraph 7 of this Release would be difficult, if not impossible, and further that the various rights and duties created hereunder are extraordinary and unique so that upon breach by Executive of the duties and obligations provided hereunder, the Company will suffer irreparable injury for which it will have no meaningful remedy in law. Executive therefore agrees that, in addition to and without limiting any other remedy or right it may have, the Company shall be entitled to injunctive relief in order to enforce the provisions hereof.

8. Executive hereby confirms that he has returned to the Company all Company-issued credit cards and keys as well as computers, computer software, files, manuals, letters, notes, records, drawings, notebooks, reports and any other documents and tangible items owned by the Company or which Executive obtained, prepared or acquired while he was employed with the Company or used or maintained in connection with conducting business for or on behalf of the Company, expressly including documents and tangible items containing confidential information about the Company, whether maintained at Executive’s office, his home or any other location. Such information includes information in all forms, including electronic form. Executive will not disclose or make any further use, directly or indirectly, of any such Company information.

9. Executive agrees and acknowledges that there are no outstanding expense reimbursements due to him.

10. a. Except as otherwise required by law, Executive agrees to refrain from directly or indirectly engaging in publicity or any other action or activity which reflects adversely upon Company, its Board, officers, Executives, agents and business, including any successor or affiliate.

b. Except as otherwise required by law, Executive agrees to keep confidential and not disclose the terms of this Release to any person, with the exception of his spouse, attorneys or tax professionals consulted by Executive to understand he interpretation, application, or legal or financial effect of this Release or to implement any portion of it with those persons to pledge to strictly maintain such confidentiality before Executive shares such information with them.

11. If any of the provisions of this Release are determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Release shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

12. Executive and Company agree that the language of all parts of this Release shall in all cases be construed as a whole, according to the fair meaning, and not strictly for or against any party.

13. Executive and Company understand, covenant and agree that the terms and conditions of this Release constitute the full and complete understandings, agreements and arrangements of the parties with respect to the subject matter hereto. Executive and Company understand, covenant and agree that the post-termination obligations of Executive’s Executive Employment Agreement dated _______________, shall continue in full force and effect. Executive acknowledges that his Executive Employment Agreement provides that for one (1) year after Executive’s termination with Company, Executive shall not:

(a) directly or indirectly contact any Customer (as defined in the Executive Employment Agreement) for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate; or

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce Executives of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate. Any subsequent alteration in or variance from any term or condition of this Release shall be effective only if in writing; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

14. Executive shall make no assignment of any released claims, and he hereby warrants that no such assignment has been made.

IN WITNESS WHEREOF, the undersigned parties, having read this Confidential Separation Agreement and General Release, and intending to be legally bound thereby, have caused this Confidential Separation Agreement and General Release to be executed as of the date set forth below.

AGREED:	Dated:

(Executive) For Myself, My Heirs, Personal Representatives and Assigns

Witnessed by: